Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone:  (435) 634-3203

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     August 6, 2014

SKYWEST, INC. ANNOUNCES SECOND QUARTER 2014 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported financial and operating results for the second quarter ended June 30, 2014.  Highlights are as follows:

•                  SkyWest’s net loss was $(14.7) million, or $(0.29) per diluted share, for the quarter ended June 30, 2014. This compares to net income of $20.7 million, or $0.39 per diluted share, for the same period last year.

•                  The significant items that impacted the financial results for the quarter ended June 30, 2014 included  the following:

•                  We achieved lower than anticipated performance incentive bonuses under our flying contracts and had unfavorable flying contract settlements that negatively impacted revenue.

•                  We experienced a significant amount of pilot training and related costs associated with compliance with FAR117 flight and duty rules, pilot attrition and introduction of the new E175 aircraft.

•                  We wrote-off certain asset values acquired through the ExpressJet acquisition, wrote-down the carrying value of the Saltillo paint facility and recorded a loss on the disposition of ground handling fixed assets.

•                  A change in our estimated pre-tax results for calendar 2014 resulted in the reversal of a portion of the income tax benefit we recorded in the first quarter of 2014.

•                  2014 and the first half of 2015 will be a significant transition period for SkyWest, and to address the challenges we have made key leadership changes and fleet changes, such as:

•                  In May 2014, SkyWest announced Russell “Chip” Childs as President, SkyWest, Wade Steel EVP, SkyWest and Michael Thompson, COO, SkyWest Airlines

•                  In the second half of 2014, SkyWest expects 56 of its unprofitable 50-seat aircraft contracts will naturally expire and the aircraft will be returned to lessors.  SkyWest also expects an additional 101 unprofitable 50-seat aircraft contracts will naturally expire and be removed from service by December 31, 2015.

•                  SkyWest added eight E175 regional jet aircraft as of June 30, 2014, expects delivery of 13 additional E175 aircraft by December 31, 2014 and the remaining 19 additional aircraft by August 2015.  With the training and other start-up costs associated with the E175 aircraft launch, SkyWest anticipates the economic benefit of the E175 aircraft will become evident by the second quarter of 2015.

•                  SkyWest invested approximately $26.8 million for E175 specific spare parts, engines and tooling as of June 30, 2014 and anticipates investing another $10.0-$12.0 million for similar items by the end of 2014.  SkyWest also invested $33.6 million into E175 ownership equity as of June 30, 2014.

•                  Other notable items that occurred during the quarter, or subsequent to the quarter end, include the following:

•                  We repurchased $5.3 million or 427,500 shares of outstanding common stock

•                  We settled our outstanding IROP’s suit with Delta Air Lines with no immediate or additional further negative impact to our financial results.

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said, “Although we recovered somewhat from the severe weather and related impact we suffered during the first quarter of 2014, we faced additional issues in the second quarter of 2014 and our financial and operating results simply did not meet our expectations during the quarter.” He continued, “However, non-operating items accounted for about 50% of the lower results at ExpressJet Airlines while SkyWest Airlines financial performance was slightly better than plan.  We believe we are on the right path and will continue to work with our major partners and internally to achieve the objectives for improving both financial and operational performance.  On a positive note, SkyWest Airlines achieved a successful introduction of 11 of 40 firm ordered E175 regional jet aircraft under contract with United Airlines.”

Financial and Operating Results

Operating revenues totaled $816.6 million for the quarter ended June 30, 2014, compared to $839.1 million for the same period of 2013, a decrease of $22.5 million.  The significant items impacting operating revenue, after excluding the impact of pass-through costs under our flying agreements, include missed contract performance incentives and unfavorable flying contract settlements that resulted, in the aggregate, in $9.8 million lower revenue compared to the quarter ended June 30, 2013.

The significant items that impacted our total airline expenses (consisting of total operating and interest expenses) after excluding the impact of pass-through costs under our flying agreements, include increased flight crew costs related to implementation of FAR117 flight and duty rules, pilot turnover and training costs for the introduction of the new E175 aircraft, that resulted in an increase of $20.6 million compared to the quarter ended June 30, 2013.  We also wrote-off a foreign value added tax asset associated with our aircraft paint facility in Saltillo as well as wrote-down the carrying value of the facility due to changes in its value and recorded a loss on the disposition of ground handling equipment that resulted in a combined write-off of $6.8 million.

Liquidity

At June 30, 2014, SkyWest had $467.0 million in cash and marketable securities, compared to $670.1 million as of December 31, 2013.  Cash and marketable securities decreased $203.1 million from December 31, 2013 to June 30, 2014, primarily due to SkyWest’s investment of approximately $60.0 million in E175 assets and E175 equity investment in the debt financing, timing of semi-annual aircraft lease payments resulting in an increase of prepaid aircraft rents of $48.0 million,  incurring a pre-tax loss for the six months ended June 30, 2014 of $46.0 million and investment of approximately $20.0 million in engines for our CRJ200 aircraft.  SkyWest also anticipates refinancing interim debt financed aircraft into long-term leases, and if it is successful in that process, SkyWest’s management anticipates the return of approximately $34.0 million in cash.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, also based in St. George, Utah, and ExpressJet Airlines, based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United Airlines, Inc. (“United”), Delta Air Lines, Inc. (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,800 daily departures and a fleet of approximately 757 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of new aircraft, the impact of regulatory issues like pilot rest rules and qualification requirements, and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
OPERATING REVENUES:
Passenger	$800,548	$826,122	$1,556,187	$1,611,993
Ground handling and other	16,026	13,008	32,773	30,624
Total operating revenues	816,574	839,130	1,588,960	1,642,617

OPERATING EXPENSES:
Salaries, wages and benefits	310,844	300,342	628,486	597,738
Aircraft maintenance, materials and repairs	171,722	171,528	349,984	338,684
Aircraft fuel	58,018	46,802	105,243	96,483
Aircraft rentals	79,449	81,814	159,783	164,402
Depreciation and amortization	64,252	61,174	126,567	122,174
Station rentals and landing fees	12,244	36,998	24,438	71,086
Ground handling services	32,314	33,117	69,332	67,694
Special charges	4,713	—	4,713	—
Other operating expenses	69,774	56,800	134,944	118,238
Total operating expenses	803,330	788,575	1,603,490	1,576,499
OPERATING (LOSS) INCOME	13,244	50,555	(14,530)	66,118

OTHER INCOME (EXPENSE):
Interest income	511	870	1,060	2,597
Interest expense	(16,138)	(17,526)	(31,814)	(35,491)
Other, net	(2,618)	(187)	(2,891)	5,852
Total other expense, net	(18,245)	(16,843)	(33,645)	(27,042)

(LOSS) INCOME BEFORE INCOME TAXES	(5,001)	33,712	(48,175)	39,076
(BENEFIT) PROVISION FOR INCOME TAXES	9.736	12,992	(10,551)	15,121
NET (LOSS) INCOME	$(14,737)	$20,720	$(37,624)	$23,955

BASIC (LOSS) EARNINGS PER SHARE	$(0.29)	$0.40	$(0.73)	$0.46
DILUTED (LOSS) EARNINGS PER SHARE	$(0.29)	$0.39	$(0.73)	$0.46

Weighted average common shares:
Basic	51,183	51,881	51,310	51,822
Diluted	51,183	52,547	51,310	52,522

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
Cash, restricted cash, and marketable securities	$466,955	$670,094
Other current assets	848,765	794,343
Total current assets	$1,315,720	$1,464,437
Property and equipment, net	2,798,975	2,611,793
Deposit on aircraft	40,000	40,000
Other long term assets	125,146	116,989
Total assets	$4,279,841	$4,233,219

Current liabilities	$645,826	$620,464
Long-term liabilities	2,245,724	2,177,816
Stockholders’ equity	1,388,291	1,434,939
Total liabilities and stockholder’s equity	$4,279,841	$4,233,219

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2014	2013	% Change		2014	2013	% Change
Passengers carried	15,358,722	15,789,276	(2.7)%		28,992,137	29,822,450	(2.8)%
Revenue passenger miles (000)	8,165,616	8,274,906	(1.3)%		15,441,216	15,519,541	(0.5)%
Available seat miles (000)	9,736,819	10,065,109	(3.3)%		18,729,769	19,259,418	(2.8)%
Passenger load factor	83.9%	82.2%	1.7	pts	82.4%	80.6%	1.8	pts
Passenger breakeven load factor	84.2%	79.0%	5.2	pts	84.8%	79.1%	5.7	pts
Yield per revenue passenger mile	$0.098	$0.100	(2.0)%		$0.101	$0.104	(2.9)%
Revenue per available seat mile	$0.084	$0.083	1.2%		$0.085	$0.085	—
Cost per available seat mile	$0.084	$0.080	5.0%		$0.087	$0.084	3.6%
Fuel cost per available seat mile	$0.006	$0.005	20.0%		$0.006	$0.005	20.0%
Average passenger trip length	532	524	1.5%		533	520	2.5%
Block hours	579,072	609,711	(5.0)%		1,125,885	1,181,702	(4.7)%
Departures	349,022	374,486	(6.8)%		674,346	724,738	(7.0)%

2014 Quarterly Fleet, Block Hour and ASM Production

Fleet Summary	As of March 31, 2014	As of June 30, 2014	As of September 30, 2014	As of December 31, 2014
	(Actual)	(Actual)	(Estimate)	(Estimate)
Regional Jets:
50 seats	509	501	466	450
65-76 seats	204	211	217	224
	713	712	683	674
Turbo props:
30 seats	45	45	42	40

Totals	758	757	725	714

	Q1 14	Q2 14	Q3 14	Q4 14	Totals
	(Actual)	(Actual)	(Estimate)	(Estimate)
Block hour production	546,813	579,072	591,341	562,358	2,279,584
ASM production	9.0b	9.7b	9.4b	9.9b	38.0b